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MICREL, INCORPORATED
(Name of Registrant as Specified In Its Charter)

Obrem Capital Management, LLC
Obrem Capital (GP), LLC
Obrem Capital Offshore Master, L.P.
Obrem Capital (QP), L.P.
Andrew V. Rechtschaffen
Eric W. Gomberg
Keith R. Gollust
Keith M. Kolerus
Bill R. Bradford
Benjamin J. Goren

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On May 6, 2008, Obrem Capital Management, LLC delivered the following presentation to Institutional Shareholder Services:

Obrem Capital Management, LLC IT’S TIME FOR CHANGE AT MICREL, INCORPORATED: NEW IDEAS, EXPERTISE, OBJECTIVITY AND MANAGEMENT ACCOUNTABILITY May 2008

2 Participants NOMINEES Andrew V. Rechtschaffen Keith R. Gollust Eric W. Gomberg Bill R. Bradford Keith M. Kolerus Benjamin J. Goren

3 Table of Contents SECTION 1 The Situation – Overview SECTION 2 The Company – Significant Loss of Shareholder Value SECTION 3 The Most Logical Alternative – Sell The Company SECTION 4 The Alternative – Turn The Company Around SECTION 5 The Precedents – Getting It Right SECTION 6 The Team – Dedicated and Experienced Leaders Ready to Drive Success CONCLUSION The Time for Change Has Come

The Situation - Overview SECTION 1

5 The Situation - Overview Obrem’s Approach. Obrem is a value-focused investment firm which takes a long-term view on its investments. Obrem’s Expertise. Obrem is a generalist investment firm but has semiconductor domain expertise. Senior Investment Analyst Eric Gomberg was formerly a Managing Director, at Thomas Weisel Partners covering the semiconductor industry. Obrem’s Investments. Obrem has two activist investments among its over 30 long positions and is currently in dialogue with management on its other activist situation. Obrem’s Efforts to Engage. Obrem reached out to Micrel to create a dialog, but has never received a call from CEO Ray Zinn or the Board. Micrel refused Obrem’s request to form a special committee to evaluate methods to enhance shareholder value.

6 The Situation - Overview Obrem’s Analysis. Micrel is an analog semiconductor company with a strong customer base, solid technology platform, and clean balance sheet. Obrem believes poor managerial decisions have resulted in disappointing and inconsistent results and the destruction of shareholder value. Obrem believes multiple well-capitalized competitors are interested in acquiring Micrel at a significant premium. Obrem’s Commitment. Obrem owns 15% of Micrel and is prepared to see the investment through to its successful conclusion. Why Now? Obrem is concerned that continued mismanagement will cause permanent value destruction that will make a turnaround challenging and a sale unlikely.

The Company - Significant Loss of Shareholder Value SECTION 2

Significant Loss of Shareholder Value Since 2001, the Current Management Team Has Presided Over the LOSS OF WELL OVER 1 BILLION DOLLARS in Shareholder Value 8 MCRL Share Performance $0.00 $10.00 $20.00 $30.00 $40.00 $50.00 $60.00 1/2/2001 1/2/2002 1/2/2003 1/2/2004 1/2/2005 1/2/2006 1/2/2007 1/2/2008 June 21, 2001 - Negative preannouncement. 2Q guidance reduced from up to a 25% sequential decline to down 35%-39% excluding the Kendin acquisition. April 22, 2002 - Company reports 1Q results and indicates they had their first positive book to-bill since 3Q 2000. Guides 12%-15% growth in 2Q and continued growth in the 2nd half. July 22, 2002 - "We estimate that Q3 revenue will be flat-to-slightly up compared to 2Q." October 2, 2002 - Negative preannouncement. Micrel reduces 3Q guidance to $ 50-$ 51 million versus prior flat-to-up from $ 55.4 miillion. April 22, 2003 - Micrel announce s that "Bookings in the month of March were the highest level recorded for a single month in over two years." Management added, "we feel confident that the recovery of Micrel and the industry is underway." The company guided 2Q revenue growth of 3%-5% July 2, 2003 - Negative preannouncement. 2Q guidance lowered to down 3%-4% from up 3%-5%. April 22, 2004 - Micrel states, "On the whole, the demand outlook for Micrel's products, going into the second quarter, appears to be the strongest it has been in over three years...The percentage o f turns filled required to achieve the projected Q2 revenue range, is expected to be less than 40%. Guidance of 11%-14% growth. July 21, 2004 - Micrel reports in-line quarter. Management states, "We believe that the industry growth rate will be in excess o f 30% in 2004 and 17% to 21% in 2005. We think this is just short o f spectacular." Company guides 3Q growth o f 6%-10%. October 2, 2004 - Negative preannouncement. Micrel reduces 3Q guidance to $ 67-$ 68 million, down 1%-3% versus prior up 6%-10%. October 21, 2004 -Guides 4Q revenues of $ 65-$ 69 million. January 4, 2005- Negative preannouncement. Reduces 4Q revenue to $ 60-$ 61 million from $ 65-$69 million. April 24, 2006 - Management indicates they had the "highest quarterly booking level for Micrel since calendar year 2000." Guides 2%-6% revenue growth. October 26, 2006 - Management states, "While the order behavior pattern o f our customers has been similar to what we experienced in 2004, we believe the impact o n order rates from pipelining will be less severe than two years ago." Guides 4Q revenue o f $ 67 to $ 70.5 million January 5, 2007- Negative preannouncement. Reduces 4Q revenue to $ 64-$ 65 million from $ 67-$ 70.5 million. January 3, 2008- Negative preannouncement. Reduces 4Q revenue to $64 million from $66.5- $67.8 million.

Significant Loss of Shareholder Value Over the Same Period, the Semiconductor Market Index and the Overall Market Have Fared Much Better 9 MCRL Relative Performance to SMH and S&P 600 0 50 100 150 200 250 1/2/2001 1/2/2002 1/2/2003 1/2/2004 1/2/2005 1/2/2006 1/2/2007 1/2/2008 MCRL SMH S&P 600

10 Significant Loss of Shareholder Value Micrel’s Stock Has Underperformed Each of Its Peers Listed Below Since 2001 One dollar invested in Micrel 10 years ago would have returned less than 1% - including dividends! –Well below the 75% return that could have been earned in a 10-year Treasury. Company Ticker Price on January 2, 2001 Price on May 2, 2008 Percent Change Analog Devices ADI $ 47.00 $ 33.32 (29.1%) Intersil ISIL $ 21.25 $ 27.18 27.9% Linear Technology Corporation LLTC $ 45.38 $ 35.35 (22.1%) Maxim MXIM.PK $ 46.38 $ 21.00 (54.7%) Microsemi Corporation MSCC $ 6.72 $ 25.09 273.4% O2 Micro OIIM $ 7.25 $ 9.04 24.7% Semtech SMTC $ 20.50 $ 17.48 (14.7%) Texas Instruments TXN $ 46.31 $ 29.70 (35.9%) Semiconductor Holders Index SMH $ 46.39 $ 31.79 (31.5%) Micrel MCRL $ 33.00 $ 9.75 (70.5%) Source: Bloomberg Bloomberg is not a party to and has not endorsed our proxy solicitation and has not consented to the use of data that we attribute to them in connection with this presentation.

11 Significant Loss of Shareholder Value Micrel’s Revenue Growth Has Underperformed the Semiconductor Industry in 6 of the Last 7 years. World Semiconductor Trade Statistics is not a party to and has not endorsed our proxy solicitation and has not consented to the use of data that we attribute to them in connection with this presentation. 1999 2000 2001 2002 2003 2004 2005 2006 2007 CAGR 99-07 CAGR 02-07 Analog Sector ($billion) 22 31 23 24 27 31 32 37 37 6.5% 8.8% y/y growth 38.0% -23.9% 3.0% 12.1% 17.2% 1.6% 15.7% -1.1% Semiconductor Industry ($billion) 149 204 139 141 167 213 228 248 254 6.9% 12.6% y/y growth 36.8% -32.0% 1.2% 18.3% 27.9% 6.8% 8.9% 2.7% Micrel ($million) 200 346 218 205 212 258 250 273 258 3.2% 4.7% y/y growth 73.2% -37.1% -6.0% 3.4% 21.7% -2.8% 9.2% -5.6% Source: Company reports, World Semiconductor Trade Statistics Revenue of Analog Sector, Semiconductor Industry and Micrel 1999-2007 Revenue growth is even weaker excluding acquisitions. Ethernet sales, driven by the 2001 Kendin Acquisition, accounted for over $35million of 2007 revenues.

12 Significant Loss of Shareholder Value Claims Regarding Growth and Margin Improvement Have Become Stale “We remain extremely optimistic about the long-term fundamentals of the semiconductor industry. Micrel is particularly well positioned to capitalize on the eventual upturn in demand, which should result in above average sales growth and strong profitability.” -Micrel CFO Richard Crowley, 2nd Quarter 2002 earnings call, 07/24/02 Deutsche Bank, in its high-performance analog industry note of March 25, 2008, identifies Micrel as having the lowest three, four, and five year revenue compound annual growth rates among a group of ten peers “Our goal is once we get the gross margin, at or above the mid-50s, you want to have operating expenses, certainly overall, no higher than 25%.” -Micrel CFO Richard Crowley, 1st Quarter 2004 earnings call, 04/22/04 Micrel achieved gross margins of 57.1% in 2007, but had operating expenses of 38.7% “Fourth quarter R&D spending was $10.4 million or 17.4% of sales. Our relatively high level of R&D as a percent of sales is consistent with our belief that new products drive growth. We believe this will aid the Company's ability to grow as our customers introduced their new products.” -Micrel CFO Richard Crowley, 4th Quarter 2004 earnings call, 02/03/05 On a GAAP basis from 2004 to 2007, research and development expenses grew 28% from $42.5 million to $54.5 million, but revenue increased only $0.4 million from $257.6 million to $258.0 million We’ve heard the promises and seen the spending –Where are the benefits? Deutsche Bank is not a party to and has not endorsed our proxy solicitation and has not consented to the use of statements that we attribute to them in connection with this presentation.

13 Significant Loss of Shareholder Value 2007 Operating Margins Are Inferior to the Company’s Own Historical Levels Micrel GAAP Margins 1999, 2000, 2007 1999 2000 2007 Gross margin 55.2% 57.0% 57.1% Operating margin 24.4% 29.9% 18.4% Source: Company filings, Bloomberg EVEN MORE WORRISOME – Operating Margins are low despite 2007 revenues that are approximately 30% higher than in 1999 – suggesting that Management is making poor operating expense decisions. Bloomberg is not a party to and has not endorsed our proxy solicitation and has not consented to the use of data that we attribute to them in connection with this presentation.

14 Significant Loss of Shareholder Value Subscale Operations Weigh on Results – Capacity is Underutilized Capacity Utilization in 2007 was 60% in 1Q, 50% in 2Q, 60% in 3Q and 57% in 4Q " The Company's gross margin, operating margin and net income are highly dependent on the level of revenue and capacity utilization that the Company experiences. Semiconductor manufacturing is a highly capital-intensive business resulting in high fixed costs. If the company is unable to utilize its installed wafer fabrication or test capacity at a high level, the costs associated with these facilities and equipment would not be fully absorbed, resulting in higher average unit costs and lower profit margins." - Micrel 2007 10K Micrel is poorly sized for its revenue base.

15 Significant Loss of Shareholder Value The Problems Are NOT New – And Obrem is Not the Only Observer of the Problem “MICREL’S COST STRUCTURE IS NOT QUITE ALIGNED WITH A STANDARD LINEAR BUSINESS MODEL. We believe that Micrel’s returns will continue to lag other analog peers in our coverage since its cost structure is commensurate with a larger company and a higher growth rate than the current environment would suggest. For example, CEO Ray Zinn stated the cost structure is in place for a $80 million quarterly sale run-rate – or 30% above the current level. In addition, Micrel’s own estimate for industry growth this year is 8-10% – more than double our estimate which we view as optimistic Micrel seems to expect low double-digit growth for its own sales in 2005, compared to our estimate of flat Y/Y growth Finally, Micrel is now qualifying a 0.35µ process, which appears to be driven by its HBW development rather than any current or imminent product development efforts in its analog business. This is another is another example of Micrel’s relative overinvestment in its communications businesses at the expense of the core analog business, without a clear justification from a return on investment perspective.” - Simona Jankowski, Goldman Sachs, “Analyst day reveals improving mix and cost structure, but valuation remains challenging,” May 5, 2005 Goldman Sachs is not a party to and has not endorsed our proxy solicitation and has not consented to the use of statements that we attribute to them in connection with this presentation.

16 Significant Loss of Shareholder Value MICREL NEEDS AN INDEPENDENT BOARD THAT WILL HOLD MANAGEMENT ACCOUNTABLE FOR ITS SUBPAR PERFORMANCE

The Most Logical Alternative - Sell The Company SECTION 3

18 The Most Logical Alternative – Sell The Company Given the Numerous Interested and Well Capitalized Potential Buyers, a Sale of the Company Could Provide a Substantial Return to Shareholders • Competitors Have the Interest and the Financial Resources to Pursue Acquisitions • Synergy Cost Reduction Benefit May be Substantial – Can Not be Realized by Micrel as a Standalone • Core Technology Solid and Customer Relationships Strong • Eliminates Risk of Operational Turnaround

19 The Most Logical Alternative – Sell The Company Potential Synergy Benefits Are Dramatic We Estimate That Net Income to An Acquirer Could Increase 67% From $40 million to $67 million. In Addition, There Are $15 Million In Potential CapEx Savings Obrem’s Estimates Do Not Include Potential Ability to Drive Top Line Growth Creating similar value organically is likely to be a challenge. Expected Acquisition Synergies 10.2 6.4 40.0 67.0 7.2 3.2 0.0 10.0 20.0 30.0 40.0 50.0 60.0 70.0 80.0 2008E Net Income (Stand-alone) (15% Margin) G&A Savings (+4% Impact) Sales Expense Savings (+2% Impact) R&D Savings (+3% Impact) Gross Margin Production Efficiency (+1% Impact) 2008E Net Income (Pro Forma) (26% Margin) ($ in millions) 67% Value

20 The Most Logical Alternative – Sell The Company Industry Consolidation May Be Inevitable "In our view consolidation is inevitable... In addition, small and low growth companies that entertain M&A as an exit strategy might salvage value for investors, rather than holding on and facing potential erosion of equity over time... Within our coverage universe, potential acquisition candidates include VLTR, MCRL, IRF and MPWR." - Craig Hettenbach, Goldman Sachs, Assuming coverage: Targeting defensive attributes in current tape, March 27, 2008 "We have long held the view that the analog industry needs to consolidate. We believe there is an increased appetite for acquisitions given the prospects for slower growth and depressed valuations. We believe the four catalysts that could drive consolidation include the following: (1) The view that acquisitions are a taboo is changing, with credit to Texas Instruments and Intersil; (2) Moderating long-term growth; (3) Opportunities to accelerate growth without diluting margins; (4) Increasing shareholder pressure to generate higher returns on cash. "We believe ON Semiconductor looked at several opportunities before announcing the AMIS deal. Microchip also recently indicated that the company might look at an acquisition to jump- start its analog business. We also believe ADI and TI could accelerate their penetration into the power management market this year, if meaningful design wins do not materialize.“ - Romit Shah, Lehman Brothers, Time to Buy Analog, March 24, 2008 The interest is real – The time is NOW. Goldman Sachs and Lehman Brothers are not parties to and have not endorsed our proxy solicitation and have not consented to the use of statements that we attribute to them in connection with this presentation.

21 The Most Logical Alternative – Sell The Company Recent Media Coverage Recognizes the Likelihood of Consolidation and Confirms Interest in Micrel “One chip industry analyst says ON Semiconductor Corp. executives approached Micrel to discuss buying it, citing an inside source at ON Semi. The analyst also heard, though through less direct channels, that Intersil Corp. and Analog Devices Inc. had similarly approached Micrel.” “In all cases, the would-be suitors failed for one major reason: They were rebuffed by Micrel founder, chairman and CEO Raymond Zinn.” Olaf de Senerpont Domis, Thedeal.com, April 9, 2008 “Given the current market uncertainty, many cash-rich companies are also likely to prefer to use their money for acquisitions, expecting better returns than from investments in securities. Depressed stock prices of many potential targets make opportunistic buys more attractive. “Some analysts have echoed the idea that small and mid-size analog semiconductor companies would benefit from selling themselves or merging with competitors.” Anupreeta Das, Reuters, April 17, 2008 Obrem believes there is REAL interest at significant premiums to current prices. Thedeal.com and Reuters is not a party to and has not endorsed our proxy solicitation and have not consented to the use of statements that we attribute to them in connection with this presentation.

The Alternative – Turn The Company Around SECTION 4

23 The Alternative – Turn The Company Around If The Company Is Not Sold Micrel Needs a Plan For a Turnaround • Obrem Has New Ideas and a New Vision for Micrel Obrem offers positive change, Micrel offers more of the same. Enhanced Leadership Operational Improvement Permanent Value Creation

24 The Alternative – Turn The Company Around CURRENT SITUATION Undeveloped Outsourcing Strategy ENHANCING SHAREHOLDER VALUE Develop Strategic Outsourcing • Select appropriate products, volumes, processes. • Consider long-term cost reduction roadmap • Engage foundry partners • Manage inventory during transition • Conduct cost/benefit of fab closure • Make decisions based on optimizing return on capital Micrel Has Problems –We Believe Our Nominees Have Solutions Subscale Revenue Base/Underutilization Develop Partnerships to Fill the Fab • Identify competitive manufacturing strengths • Map appropriate set of partners • Engage partners with mutually beneficial outcome • Consider small, bolt-on acquisitions • Conduct cost/benefit of fab closure Excessive Operating Expenses Right-size OpEx to Fit the Top Line • Exit areas of low/under-performance • Cut r&d projects that fail to meet return requirements • Create incentives based on returns on capital, EVA • Consider moving headquarters to lower cost area (e.g., Phoenix) • Move non-essential SG&A to Asia – lower costs, supply chain efficiencies, and closer touch to customers

25 The Alternative – Turn The Company Around CURRENT SITUATION Poor Forecasting ENHANCING SHAREHOLDER VALUE Set the “Bar” Realistically • Create bottom up customer forecasts • Compare forecasts vs. historic cancellation rates/pushouts and knowledge of end product sell-through • Incentivize behavior that drives profitable sales • Eliminate the “make the quarter” mentality – drives end of quarter deals and harms ASPs • Regain investor trust, earn reputation as a company that delivers Lack of Strategic Product Development Focus on the Right Markets with the Right Products • Target markets that have appropriate size and competition • Create unified sales/engineering effort • Evaluate likely returns on capital, margin profile, etc. • Provide tools for sales/engineering to develop product – eliminate the “just do it” mentality • Eliminate micromanagement of product development Weak Channel Strategy Focus on the Right Markets with the Right Products • Identify leader to grow and develop key Asian OEMs • Strengthen relationships with key distributors • Enhance presence in Europe • Develop partnerships, garner reference design wins Micrel Has Problems –We Believe Our Nominees Have Solutions

26 The Alternative – Turn The Company Around Creating Proper Incentive Structure and Accountability Obrem Intends To Work With Micrel Management To Successfully Implement The Necessary Changes To Enhance Micrel’s Operational Performance Obrem Is Prepared To Offer Performance Incentives Based On the Appropriate Metrics: – Revenue Growth – Margin Improvement – Share Price Appreciation Management Would Also Have Incentives Based on a Successful Sale and Integration

27 The Alternative – Turn The Company Around Bill Bradford & Keith Kolerus Are Prepared to Assume Senior Management Responsibilities on an Interim Basis If Current Management Departs Mr. Kolerus Was President (1993-1995) and Chairman (1995-1998) of National Semiconductor Japan Ltd., Which Was Autonomous From the Rest of National Semiconductor Under Mr. Kolerus’ Leadership, National Semiconductor Japan Was Transformed From A Money Losing $120mn Revenue Business To A $300mn Revenue Profitable Enterprise Mr. Bradford Was Most Recently Senior Vice President of Sales at Freescale Semiconductor Where He Led an 800 Person Global Sales Organization With $6bn In Sales Obrem Is Currently In Conversations With Several Top Industry Executives Who Will be Prepared To Fill Leadership Roles

The Precedents - Getting It Right SECTION 5

29 The Precedents – Getting It Right Some of the Most Successful Semiconductor Companies Have Driven Value by Making Positive Structural Changes Changes Include: • Plant Consolidation • Outsourcing Strategies • Strategic Product Focus • New Leadership

30 The Precedents – Getting It Right INTERSIL • New Leadership Under Rich Beyer • Exit of Non-Strategic Wireless Networking Business • Enhance Focus on Core Analog Strengths Through Selective Acquisitions • Plant Consolidations • Shift From Primarily In-House Production to Over 60% Outsourced Today • Reduce Tax Rate

31 The Precedents – Getting It Right Intersil MCRL Relative Performance to ISIL 0.0 50.0 100.0 150.0 200.0 250.0 1/1/2001 1/1/2002 1/1/2003 1/1/2004 1/1/2005 1/1/2006 1/1/2007 1/1/2008 MCRL ISIL March 10, 2002, ISIL announce s acquisition of Elantec to increase presence in the analog/mixed-signal segment. ISIL announces that Elantec CEO Rich Beyer will become President and CEO of Intersil May 14, 2002, Completion of Elantec acquisition. February 3, 2003, Intersil CEO Rich Beyer says at the Thomas Weisel Partners Technology Conference, "We the that wireless LAN gives us growth; it does contribute to earnings per share and the growth of the corporation." March 12, 2003, Jon Markman writes in a story on MSN's Moneycentral Website that, "Eric Gomberg, a chip analyst at Thomas Weisel Partner, points out that investors actually now penalize Intersil for having a wi-fi division. ..Gomberg has gone so far as to recommend Intersil spin off its WLAN business so that investors can focus on its more profitable analog chip business.” July 15, 2003, ISIL announces the sale of its Wireless Networking unit for $ 365 million. CEO Rich Beyer says, We’re very excited about the opportunity to focus the strategy of Intersil entirely on analog.” March 14, 2004, ISIL announces the acquisition of Xicor to further increase its presence in the analog/mixed-signal segment.

32 The Precedents – Getting It Right MICROSEMI • New Leadership Under Jim Peterson • Plant Consolidations • Mix and Pricing Improvement – Exit Non-Strategic Product Lines, Selectively Raise Prices Elsewhere • Enhance Analog Capabilities Through Small Acquisitions • Outsource High Volume Analog Parts to New Foundry Partners • Reduce Tax Rate

33 The Precedents – Getting It Right Microsemi MCRL Relative Performance to MSCC 0.0 50.0 100.0 150.0 200.0 250.0 300.0 350.0 400.0 450.0 500.0 1/1/2001 1/1/2002 1/1/2003 1/1/2004 1/1/2005 1/1/2006 1/1/2007 1/1/2008 MCRL MSCC November 29, 2000, Microsemi name Jim Peterson President and CEO. 2001 - Phase1 of "Capacity Optimization Enhancement Program" announced. Closure of Watertown and Melrose, MA facilities, with production moved into other facilities. October 2003 - Phase 2 of Program announced. Closure of Santa Ana, CA facility, with production moved into other facilities. April 2005 - Phase 3 of Program announced. Closure o f Broomfield, CO facility, with production moved into other facilities. November 3, 2005 - Microsemi announces acquisition of Advanced Power Technology Inc., to enhance its competitve offering in the analog segment. October 24, 2005 - Microsemi announces acquisition of PowerDsine to gain leadership position in the PoE market and gain analog design capabilities.

The Team – Dedicated and Experienced Leaders Ready to Drive Success SECTION 6

35 The Team – Dedicated and Experienced Leaders Ready to Drive Success • Obrem’s Nominees Possess an Impressive Combination of Financial, Managerial, Operational and Semiconductor Industry Experience • Obrem’s Nominees Would Ensure Management Accountability • Obrem’s Board Brings a Vision For Success and New Ideas – Micrel Appears Comfortable with the Status Quo Obrem’s nominees are singularly focused on creating lasting shareholder value.

36 The Team – Dedicated and Experienced Leaders Ready to Drive Success Extensive Semiconductor Industry Experience Keith Kolerus 62 Chairman of the Board of ACI Electronics 2003-2008 (sold), a semiconductor distributor. National Semiconductor 1973-1998, including: President National Semiconductor Japan, 1992-1995, Vice President Strategy, 1996 and Chairman Japan 1995-1998. Management Committee National, 1990-1998. Sales at Fairchild Semiconductor from 1970-1973. Design Engineer Motorola 1968-1970. BS Engineering Vanderbilt, MBA Loyola University. Bill Bradford 44 Senior Vice President Global Sales at Freescale Semiconductor 2006-2007 where he led an 800 person global sales organization that generated $6bn in revenues. Senior Vice President Sales and Marketing, ON Semiconductor 2002-2006. Cypress Semiconductor 1991-2002, including head of European Sales. Texas Instruments 1986-2001. BS Electical Engineering Rose-Hulman Institute of Technology, MS Management University of Alabama.

The Team – Dedicated and Experienced Leaders Ready to Drive Success

Extensive Financial Experience

Keith Gollust	62	Founding Partner of Gollust, Tierney, and Oliver, a private investment firm founded in 1978. Chairman of the Board of Synta Pharmaceuticals, a public pharmaceutical company. Advisory Board of Blackstone Alternative Asset Management, Director of The Julliard School, and a member of the Advisory Council of the Princeton University Department of Astrophysics. BA Princeton, MSIA Carnegie Mellon
Andrew Rechtschaffen	30	Founder and Managing Member of Obrem Capital Management, LLC. Previously Managing Director in the Principal Strategies Group of Citadel Investment Group 2005-2006 and Managing Member Greenlight Capital, LLC 2002-2005. Associate in Investment Banking at Morgan Stanley. BS and MBA from the Wharton School at the University of Pennsylvania.
Eric Gomberg	36	Senior Investment Analyst Obrem Capital Management, LLC. Previously Managing Director and Senior Semiconductor Analyst at Thomas Weisel Partners 1999-2007. Associate Analyst at BT Alex. Brown 1997-1999 and Associate in Investment Banking at Cowen 1996-1997. BS Wharton School at the University of Pennsylvania, MBA University of Chicago.
Ben Goren	39	Currently Principal at GCG Capital. 18 years of advisory and investment experience, including as Managing Director at BBK, Ltd. (2004-2006), Director at Huron Consulting Group (2002-2004), and Managing Director at Houlihan Smith & Company (1999-2002). Multiple assignments have been within the semiconductor industry. BA Pitzer College, MBA University of Chicago.

37

Conclusion – The Time for Change Has Come

39 Conclusion Act Now to Protect Your Investment By Voting on the GOLD Card • Obrem’s Slate Will Evaluate ALL Possible Ways to Create Permanent Value • Obrem’s Slate Brings New Ideas • Obrem’s Slate Creates Management Accountability • Obrem Has a Vested Interest In Enhancing Shareholder Value